EXHIBIT 99.1

For Immediate Release

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES
DECLARATION OF QUARTERLY CASH DIVIDEND AND APPROVAL OF
STOCK REPURCHASE PROGRAM

SHREVEPORT, La — January 8, 2014 — Home Federal Bancorp, Inc. of Louisiana (NASDAQ: HFBL) announced today that its Board of Directors at their meeting on January 8, 2014, declared a quarterly cash dividend of $.06 per share on the common stock of Home Federal Bancorp, Inc. of Louisiana. The dividend is payable on February 3, 2014, to the shareholders of record at the close of business on January 20, 2014.

The Company also announced today that its Board of Directors approved the Company’s fourth stock repurchase program to commence after completion of the third stock repurchase program. The new repurchase program provides for the repurchase of up to 115,000 shares, or approximately 5.0% of the Company’s outstanding common stock, from time to time, in open market or privately negotiated transactions.  The Company repurchased 97,810 shares of its common stock during the quarter ended December 31, 2013 at an average price per share of $17.36. As of the date hereof, there are a total of 9,455 shares remaining for repurchase under the third repurchase program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one commercial lending agency office in northwest Louisiana. Home Federal is a full-service bank committed to providing an unparalleled level of personal service while helping customers meet all their financial needs. Additional information is available at www.hfbla.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Contacts:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, President and Chief Operating Officer Dawn F. Williams, Vice President 318.841.1170